                                                                    Exhibit 11.0



                             BTU INTERNATIONAL, INC.
                   CALCULATION OF NET INCOME PER COMMON SHARE
                  (Dollars in Thousands, except per share data)




                                                            For the Year Ended December 31,
                                                        --------------------------------------
                                                           2003          2002          2001
                                                        ----------    ----------    ----------

Net (loss) income                                       $   (6,829)   $   (7,072)   $   (3,747)

Net (loss) income applicable to
  Common stockholders                                   $   (6,829)   $   (7,072)   $   (3,747)
                                                        ==========    ==========    ==========

Weighted average number of shares outstanding
   Basic Shares                                          7,041,784     6,886,240     6,928,054

   Effect of Dilutive Options                                    0             0             0
                                                        ----------    ----------    ----------

   Diluted Shares                                        7,041,784     6,886,240     6,928,054
                                                        ==========    ==========    ==========

Earnings (loss) Per Share

   Basic                                                $    (0.97)   $    (1.03)   $    (0.54)
                                                        ----------    ----------    ----------

   Diluted                                              $    (0.97)   $    (1.03)   $    (0.54)
                                                        ----------    ----------    ----------



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